Exhibit 10.4C

PREMIER COMMUNITY BANK OF FLORIDA

DIRECTORS’ STOCK OPTION AGREEMENT

THIS AGREEMENT (hereinafter “Agreement”) is entered into effective as of the __ day of _________, 2017 (the “Grant Date”), by and between Premier Community Bank of Florida, a Florida banking corporation (hereinafter “Bank”), and _________________________, currently serving as a director of the Bank (the “Bank”) (hereinafter “Optionee”).

WITNESSETH:

WHEREAS, Optionee is a director of the Bank, and the Bank considers it desirable and in the best interest that options to purchase the Bank’s common stock be given to the Optionee as inducement to acquire a further proprietary interest in the Bank; and

WHEREAS, the granting of options to purchase common stock of the Bank hereunder is in accordance with Premier Community Bank of Florida 2017 Stock Option Plan (the “Plan”), and as the same may be amended from time to time.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

Article I.

Definitions

As used in this Agreement, all terms which are defined in the Plan, as the same may from time to time be amended, shall have the meanings specified in the Plan, unless otherwise specifically defined herein.

Article II.

Effective Date

2.1     Effective Date. The effective date of this Agreement shall be the Grant Date. For purposes of this Agreement, the term “Option” shall mean the option to purchase Stock granted to the Optionee pursuant to the Plan.

Article III.

Shares of Stock Subject to Option

3.1     Number of Shares. Subject to adjustment pursuant to the provisions of Section 3.3 hereof, the Optionee may purchase up to ________________ (_______) shares of Stock hereunder, which shall be issued and sold by the Bank only upon exercise (in accordance with Section 4.2(b) of this Agreement) of the Option granted pursuant to Section 4.1 of this Agreement.

3.2        Shares Issued Pursuant to this Agreement. Shares of Stock with respect to which the Option granted hereunder shall have been exercised shall not again be available for Option hereunder.

3.3        Stock Adjustments; Mergers and Combinations. The Option shall be subject to adjustment by the Board in accordance with the provisions of the Plan. The determination by the Board as to any such adjustment shall be conclusive and binding.

3.4        Acceleration of Option Exercise. Upon any Change in Control, all of the shares of Stock subject to the Option shall become exercisable, subject to the provisions of the Plan.

Article IV.

Option

4.1           Grant of the Option. As of the Grant Date, the Optionee is hereby granted an Option to purchase ______________ (_______) shares of Stock, subject to adjustment pursuant to the provisions of Section 3.3 hereof.

4.2          (a)     Terms of Option. The Option shall expire on the tenth anniversary of the Grant Date, subject to earlier termination as provided in the Plan. The Option Price of each share of Stock subject to the Option shall be ___________ ($______) per share, subject to adjustment pursuant to the provisions of Section 3.3 hereof.

(b)

Option Exercise. The Option may be exercised in whole or in part from time to time with respect to whole shares only, within the period permitted for the exercise thereof. The Option shall become exercisable in the following manner:

(i)	Commencing with the first anniversary of the Grand Date, twenty percent (20%) of the Option shall be exercisable;

(ii)	Commencing with the second anniversary of the Grant Date, forty percent (40%) of the Option shall be exercisable;

(iii)	Commencing with the third anniversary of the Grant Date, such Option shall be exercisable only to the extent of sixty percent (60%) of the shares covered by such Option;

(iv)	Commencing with the fourth anniversary of the Grant Date, such Option shall be exercisable only to the extent of eighty percent (80%) of the shares covered by such Option; and

(v)	Commencing with the fifth anniversary of the Grant Date, such Option shall be exercisable as to all shares covered by such Option.

Notwithstanding any other provision in this Agreement, the Option may not be exercised after the expiration of ten (10) years from its Grant Date. The Option shall be exercised by: (A) written notice of intent to exercise the Option with respect to a specific number of shares of Stock, which is delivered by hand delivery or registered or certified mail, return receipt requested, to the Bank at its principal office, Attention: Corporate Secretary; and (B) payment in full (by a check or money order payable to “Premier Community Bank of Florida”) to the Bank at such office of the amount of the Option Price for the number of shares of Stock with respect to which the Option is then being exercised. Each such notice of exercise shall be accompanied by any documents required by the Bank under Section 4.6 hereof. In addition to and at the time of payment of the Option Price, the Optionee shall pay to the Bank in cash the full amount of all federal, state, and local withholding or other employment taxes, if any, applicable to the taxable income of the Optionee resulting from such exercise, and any sales, transfer, or similar taxes imposed with respect to the issuance or transfer of shares of Stock in connection with such exercise.

4.3       Nontransferability of Option. No Option shall be transferred by the Optionee except in accordance with the provisions of the Plan.

4.4       Effect of Death, Disability, Retirement, or Other Termination of Service.

(a)

If the Optionee’s Service with the Bank shall be terminated for any reason other than the retirement after age sixty-five (65) or the disability (as defined in Section 4.4(c) hereof) or death of the Optionee, then no Options held by the Optionee, which are unexercised in whole or in part, may be exercised on or after such termination of Service.

(b)

If the Optionee’s Service with the Bank shall be terminated by reason of retirement after age sixty-five (65) or the death or disability (as defined in Section 4.4(c) hereof) of the Optionee, then the Optionee or personal representative or administrator of the estate of the Optionee or the successor Trustee of the Optionee’s Trust containing dispositive provisions or the person or persons to whom an Option granted hereunder shall have been validly transferred by the personal representative or administrator pursuant to the Optionee’s will or the laws of descent and distribution, as the case may be, shall have the right to exercise the Optionee’s Options for the full amount of all shares subject to such Option for a period of one (1) year following termination of Service due to death, disability or retirement after age sixty-five (65).

(c)

For purposes of this Section 4.4, the terms “disability” and “disabled” shall have the meaning set forth in the principal disability insurance policy or similar program then maintained by the Bank on behalf of its employees or, if no such policy or program is then in existence, the meaning then used by the United States Government in determining persons eligible to receive disability payments under the social security system of the United States.

(d)

No transfer of the Option by the Optionee by will or by the laws of descent and distribution shall be effective to bind the Bank unless the Bank shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Bank may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of such Option.

4.5       Rights as Shareholder. The Optionee or a transferee of the Option shall have no rights as a shareholder with respect to any shares of Stock subject to the Option prior to the purchase of such shares by exercise of the Option as provided herein.

4.6       Optionee’s Intent as to Stock Acquired by Exercise of Option. The Optionee agrees that, upon or prior to the exercise of all or any portion of the Option, the Optionee shall furnish to the Bank in writing such information or assurances as, in the Bank’s opinion, may be necessary to enable it to comply fully with the Securities Act of 1933, as amended, and the rules and regulations thereunder and any other applicable statutes, rules, and regulations. Without limiting the foregoing, if a registration statement is not in effect under the Securities Act of 1933, as amended, with respect to the shares of Stock to be issued upon exercise of the Option, the Optionee further agrees that the Bank shall have the right to require, as a condition to the exercise of the Option, that the Optionee represent to the Bank in writing that the shares to be received upon exercise of the Option will be acquired by the Optionee for investment and not with a view to distribution and that the Optionee agree, in writing, that such shares will not be disposed of except pursuant to an effective registration statement, unless the Bank shall have received an opinion of counsel reasonably acceptable to it to the effect that such disposition is exempt from the registration requirements of the Securities Act of 1933, as amended. The Optionee understands and agrees that the Bank shall have the right to endorse on certificates representing shares of Stock issued upon exercise of the Option such legends referring to the foregoing representations and restrictions or any other applicable restrictions on resale or disposition as the Bank, in its discretion, shall deem appropriate.

4.7       Formation of Bank Holding Company. Notwithstanding any other provision of this Agreement, if at any time the Bank shall form a bank holding company for the Bank, then: (i) any Options outstanding hereunder shall become Options exercisable for stock of such holding company instead of options for the exercise of Stock, and (ii) the administration of the Plan shall be administered by the Board of Directors of such holding company, and (iii) any reference to the Bank in this Agreement shall mean, in lieu thereof, such holding company (except for Section 4.4 and in other cases where the references to Service with the Bank), and (iv) the Option and the Option Price per share shall be proportionately and appropriately adjusted without any change in the aggregate price to be paid therefor upon exercise of the Option as the Board shall determine taking into account the exchange ratio relating to such holding company. In furtherance of the foregoing and as a condition to the continued validity of any Option granted under this Agreement, the Optionee and the holding company shall modify this Agreement to reflect the foregoing.

Article V.

Stock Certificates

The Bank shall not be required to issue or deliver any certificate for shares of Stock purchased upon the exercise of the Option granted hereunder or any portion thereof, prior to fulfillment of all of the following conditions:

(a)	The admission of such shares to listing on all stock exchanges on which the Stock is then listed, if any;

(b)

The completion of any registration or other qualification of such shares under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory agency, which the Bank shall in its sole discretion determine to be necessary or advisable;

(c)	The obtaining of any approval or other clearance from any federal or state governmental agency which the Bank shall in its sole discretion determine to be necessary or advisable; and

(d)	The lapse of such reasonable period of time following the exercise of the Option as the Bank from time to time may establish for reasons of administrative convenience.

Article VI.

Termination, Amendment, and Modification of Plan

The Plan may be amended by the Board from time to time in accordance with the provisions of the Plan, and the Board shall have the right to modify, amend or cancel (retroactively or prospectively) any Option granted before such suspension or termination in accordance with the provisions of the Plan.

Article VII.

Miscellaneous

7.1     Service. Nothing in this Agreement or the Option shall confer upon Optionee the right to continue in the Service of the Bank.

7.2     Other Compensation Plans. The adoption of the Plan and the execution of this Agreement shall not affect any other stock option or incentive or other compensation plans in effect for the Bank, nor shall the Plan or this Agreement preclude the Bank from establishing any other forms of incentive or other compensation for directors, officers, or employees of the Bank.

7.3     Agreement Binding on Successors. This Agreement shall be binding upon the successors and assigns of the Bank and the Optionee.

7.4     Singular, Plural; Gender. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

7.5     Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

7.6     Headings. Headings of Articles and Sections hereof are inserted for convenience and reference only; they constitute no part of this Agreement.

7.7     Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7.8     Notices. Unless otherwise specified herein, notices required or permitted to be given hereunder shall be in writing and shall be mailed by registered or certified mail, return receipt requested, to the principal office of the Bank, Attention: Corporate Secretary (if notice is to the Bank) and to the Optionee at the Optionee’s address set forth below (if notice is to the Optionee), or to such other person or such other address as any such party may designate by like notice to the other party, and shall be deemed given as of the date and time received.

7.9     Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be considered an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have set forth their hands and seals.

PREMIER COMMUNITY BANK OF FLORIDA

By:
James F. Kuhlman
President and Chief Executive Officer

OPTIONEE

Name:

Address: